NEWS RELEASE
CONTACT ERIC GRAAP

(540) 349-0212 or

egraap@fauquierbank.com

FAUQUIER BANKSHARES, INC. ANNOUNCES 6% INCREASE IN FIRST QUARTER NET INCOME

•	First Quarter Net Income increased 6.3% to $1.4 million.

•	15.40% Return on Average Equity; 1.19% Return on Average Assets.

•	Loan portfolio growth of 15.4% over last 12 months.

WARRENTON, VA, April 25, 2006 – Fauquier Bankshares, Inc. (NASDAQ Capital Market: FBSS), today reported record first quarter net income of $1,393,000 or $0.39 per diluted share, for the period ended March 31, 2006. This compares with $1,310,000 or $0.37 per diluted share, for the same quarter in 2005, an increase of 6.3%. Return on average assets was 1.19% and return on average equity was 15.40% for the first quarter of 2006, compared with 1.21% and 16.45%, respectively, for the same period in 2005. The growth in net income was primarily due to a $184,000 or 4.0% increase in net interest income and a one-time $250,000 pre-tax gain resulting from the cancellation of a property usage contract; partially offset by a $290,000 or 7.6 % increase in other operating expenses and loss of $83,000 on the sale of investment securities.

Randy Ferrell, President and CEO of Fauquier Bankshares, Inc. and its primary subsidiary, The Fauquier Bank, commented, “We are very pleased to report record net income for the quarter ended March 31, 2006 in the face of repeated increases in short-term interest rates and the flattening of the interest rate yield curve. In spite of the flat yield curve, we were able to generate a 4.36% net interest margin for the quarter and produce continued high-performance returns on both our assets and our equity. During the quarter, we took the opportunity afforded by the one-time gain resulting from the cancellation of a property usage contract to sell some of our lower yielding investment securities and utilize the proceeds from the investment sale to retire high cost borrowed funds. This will aid net interest income in future quarters.”

Net interest income increased $184,000 to $4.74 million for the quarter ended March 31, 2006 from $4.55 million for the quarter ended March 31, 2005. The increase in net interest income resulted from an 8.4% increase in total average earning assets from $405 million during the first quarter of 2005 to $439 million for the first quarter of 2006. This was partially offset by net interest margin decreasing to 4.36% for the March 2006 quarter compared with 4.57% for the March 2005 quarter. The efficiency ratio for the first quarter of 2006 was 65.89% compared with 65.09% for the first quarter of 2005. The efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income, with the lower number being the more efficient.

Net loans and total deposits were $397.1 million and $397.2 million, respectively, at March 31, 2006, an increase of 15.4% and 3.0%, respectively, since March 31, 2005, and 4.2% and 1.4%, respectively, since December 31, 2005. Mr. Ferrell continued, “We recently introduced a new line of ‘Free Checking’ products on April 10, 2006, in order to better serve the growing population in our market. Each checking account is designed to meet the specific individual needs of our customers.  In addition, all of our new checking accounts offer free ATM access virtually anywhere in the United States and in most foreign countries, in which we pay our customers’ fees charged by other institutions, up to four times a month.  We are the first bank in our community to offer such an innovative array of high-value products for our customers. ”

At March 31, 2006, Fauquier Bankshares’ Wealth Management Services division had approximately $284 million in assets under management, a growth of 18.2% from March 31, 2005. Mr. Ferrell commented, “We are well aware of the financial management needs of our growing market area, and we are committed to be the primary provider of these value-added services, which include estate planning, retirement planning, IRA and 529 savings and roll-overs as well as asset management and brokerage.”

Fauquier Bankshares and The Fauquier Bank had combined assets of $477.6 million and total shareholders’ equity of $36.5 million at March 31, 2006. Non-performing assets were $1,241,000 or 0.31% of total loans at March 31, 2006, compared with $378,000 or 0.11% of total loans one year earlier. Loan charge-offs, net of recoveries, totaled $39,000 and $59,000 for the first quarter of 2006 and 2005, respectively.

The Fauquier Bank, an independent, locally-owned, community bank, offers a full range of financial services, including internet banking, commercial, retail, insurance and wealth management services, through eight banking offices and nine ATM locations throughout Fauquier County and Manassas, Virginia. Additional information may be found by contacting us at www.fauquierbank.com or by calling: (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

Fauquier Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets
	Unaudited	Audited
	March 31, 2006	December 31, 2005

Assets
Cash and due from banks	$12,485,118	$26,565,702
Interest-bearing deposits in other banks	505,633	680,013
Federal funds sold	409,000	493,000
Securities, at fair value	44,036,735	48,390,771
Loans, net of allowance for loan losses of $4,319,555 in 2006 and $4,126,422 in 2005	397,084,310	381,049,471
Bank premises and equipment, net	8,168,954	8,289,581
Accrued interest receivable	1,582,982	1,585,849
Other assets	13,293,624	14,191,023
Total assets	477,566,356	481,245,410

Liabilities
Deposits:
Noninterest-bearing	90,523,925	95,411,624
Interest-bearing	306,686,400	296,245,545

Total deposits	397,210,325	391,657,169
Federal funds purchased	3,000,000	5,000,000
Dividends payable	—	—
Federal Home Loan Bank advances	34,000,000	42,000,000
Company-obligated mandatorily redeemable capital securities	4,124,000	4,124,000
Other liabilities	2,699,340	2,885,096
Commitments and contingent liabilities	—	—

Total liabilities	441,033,665	445,666,265

Shareholders’ Equity
Common stock, par value, $3.13; authorized 8,000,000 shares; issued and outstanding, 2006 3,473,179 shares; 2005 3,433,408 shares	10,871,050	10,794,700
Retained earnings	26,303,732	25,440,838
Accumulated other comprehensive income (loss), net	(642,091)	(656,393)
Total shareholders’ equity	36,532,691	35,579,145

Total liabilities and shareholders’ equity	$477,566,356	$481,245,410

	Fauquier Bankshares, Inc. and Subsidiaries
	Consolidated Statements of Income
	(Unaudited)
	For the Three Months Ended March 31
	2006	2005
Interest Income
Interest and fees on loans	$6,423,438	$5,329,831
Interest and dividends on securities available for sale:
Taxable interest income	417,837	506,745
Interest income exempt from federal income taxes	13,123	13,082
Dividends	47,148	26,731
Interest on federal funds sold	14,642	7,151
Interest on deposits in other banks	4,975	1,521
Total interest income	6,921,163	5,885,061

Interest Expense
Interest on deposits	1,571,098	1,039,386
Interest on federal funds purchased	37,800	25,430
Interest on Federal Home Loan Bank advances	487,812	203,538
Distribution on capital securities of subsidiary trust	85,705	61,788
Total interest expense	2,182,415	1,330,142

Net interest income	4,738,748	4,554,919
Provision for loan losses	120,000	125,000

Net interest income after
provision for loan losses	4,618,748	4,429,919

Other Income
Wealth management income	327,547	317,701
Service charges on deposit accounts	635,939	641,125
Other service charges, commissions and income	352,342	303,586
Gain on sale of assets	250,000	—
Total other income	1,565,828	1,262,412

Other Expenses
Salaries and benefits	2,183,767	2,057,922
Net occupancy expense of premises	241,153	233,070
Furniture and equipment	331,719	317,287
Other operating expenses	1,352,921	1,211,212
Loss on sale of securities	82,564	—
Total other expenses	4,192,124	3,819,491

Income before income taxes	1,992,452	1,872,840

Income tax expense	599,309	562,572

Net Income	$1,393,143	$1,310,268

Earnings per Share, basic	$0.40	$0.39

Earnings per Share, assuming dilution	$0.39	$0.37

Dividends per Share	$0.175	$0.15

Selected Financial Data
	For the three month ending March 31,
	2006	2005
DOLLAR PER SHARE DATA:

Net income per share, basic	$0.40	$0.39
Net income per share, diluted	$0.39	$0.37
Book value at period end	$10.52	$9.48
PERFORMANCE RATIOS:

Net interest margin (1)	4.36%	4.57%
Return on average assets	1.19%	1.21%
Return on average equity	15.40%	16.45%
Efficiency ratio (2)	65.89%	65.09%
ASSET QUALITY RATIOS:

Allowance for loan losses to period
end loans, net	1.09%	1.19%
Non-performing assets to allowance for
loan losses	28.73%	4.85%
Non-performing assets to period end loans
and other repossessed assets owned	0.31%	0.11%
Net charge-offs to average loans	0.01%	0.02%
CAPITAL RATIOS:

Leverage	8.63%	8.41%
Risk Based Capital Ratios:
Tier 1 capital	11.10%	11.33%
Total capital	12.26%	12.58%
(1) Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Corporation’s net yield on its earning assets.
(2) Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.